UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report: July 11, 2008
(Date of earliest event reported)
QUEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33787 (Commission File Number)	26-0518546 (I.R.S. Employer Identification Number)
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(Address of principal executive offices, including zip code)
(405) 600-7704
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Agreement Among Quest Affiliates
     On July 11, 2008, Quest Energy Partners, L.P.’s (the “Partnership”) wholly-owned subsidiary, Quest Cherokee, LLC (“Quest Cherokee”), the Partnership’s parent, Quest Resource Corporation (“QRC”), and QRC’s wholly-owned subsidiary, Quest Eastern Resource LLC (f/k/a PetroEdge Resources (WV) LLC) (“Quest Eastern”), entered into an Agreement for Purchase and Sale (the “Purchase Agreement”), whereby Quest Eastern would sell its interests in wellbores and related assets associated with proved developed producing and proved developed non-producing reserves located in West Virginia and New York to Quest Cherokee for approximately $71.6 million, subject to post-closing adjustment.
     Under the Purchase Agreement, Quest Cherokee will sell gas to Quest Eastern or its assigns in the quantities, times and prices necessary for Quest Eastern to fulfill its existing fixed price gas contracts. Following the closing of the Purchase Agreement, Quest Eastern and Quest Cherokee will enter into an agreement on commercially reasonable terms for the continued gathering and transportation of Quest Cherokee’s gas from the wellbores since the gathering system and related facilities used to transport gas produced from the wellbores were not transferred to Quest Cherokee.
     This summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions in the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
Term Loan Agreement
     Additionally, on July 11, 2008, the Partnership and Quest Cherokee entered into a Second Lien Senior Term Loan Agreement (the “Loan Agreement”) for a six-month $45 million term loan. The Loan Agreement is among Quest Cherokee, as the borrower, the Partnership, as a guarantor, Royal Bank of Canada (“RBC”), as administrative agent and collateral agent, KeyBank National Association, as syndication agent, Société Générale, as documentation agent, and the lenders party thereto. As of July 11, 2008, the term loan was fully drawn.
     Interest will accrue on the term loan (i) from July 11, 2008 through October 11, 2008 at either LIBOR plus 6.5% or the base rate plus 5.5% and (ii) after October 11, 2008 at either LIBOR plus 7.0% or the base rate plus 6.0%. The base rate is generally the higher of the federal funds rate plus 0.50% or RBC’s prime rate. The term loan may be prepaid without any premium or penalty, at any time.
     Subject to certain restrictions, Quest Cherokee and its subsidiaries are required to apply all net cash proceeds from sales of assets that yield gross proceeds of over $5 million to repay the term loan. Under the terms of the Loan Agreement, the Partnership is required by October 13, 2008 to (i) complete a private placement of the Partnership’s equity securities or debt, (ii) engage one or more investment banks reasonably satisfactory to RBC Capital Markets to publicly sell or privately place common equity securities or debt of the Partnership, which offering must close prior to November 25, 2008; provided that as long as the securities offering is being pursued in good faith and in a diligent manner, the deadline for closing and funding the securities offering will be extended up to January 11, 2008, or (iii) engage RBC Capital Markets to arrange a new financing in an amount sufficient to repay the term loan in full on or before January 11, 2008.
     The Partnership and Quest Cherokee Oilfield Service, LLC (“QCOS”) will guarantee all of Quest Cherokee’s obligations under the Loan Agreement. The term loan is secured by a second priority lien on substantially all of the assets of the Partnership, Quest Cherokee and QCOS.

     The Loan Agreement provides that all obligations arising under the loan documents, including obligations under any hedging agreement entered into with lenders or their affiliates, will be secured pari passu by the liens granted under the loan documents.
     The Partnership and Quest Cherokee are required to make certain representations and warranties that are customary for credit agreements of this type. The Loan Agreement also contains affirmative and negative covenants that are customary for credit agreements of this type. The covenants in the Loan Agreement include, without limitation, periodic delivery of financial statements and other financial information; notices of defaults and other certain matters; payment of obligations; preservation of legal existence and good standing; maintenance of assets and business; maintenance of insurance; compliance with laws and contractual obligations; maintenance of books and records; inspection rights; limitations on use of proceeds; execution of guaranties by subsidiaries; perfecting security interests in after-acquired property; maintenance of fiscal year; certain limitations on liens, investments, hedging agreements, indebtedness, lease obligations, fundamental changes, dispositions of assets, restricted payments, distributions and redemptions, nature of business and risk management, transactions with affiliates and burdensome agreements; and compliance with financial covenants.
     The Loan Agreement’s financial covenants prohibit Quest Cherokee, the Partnership and any of their subsidiaries from:
•	permitting the ratio (calculated based on the most recently delivered compliance certificate) of the Partnership’s consolidated current assets (including the unused availability under the Partnership’s and Quest Cherokee’s first lien revolving credit facility, but excluding non-cash assets under FAS 133) to consolidated current liabilities (excluding non-cash obligations under FAS 133, asset and asset retirement obligations and current maturities of indebtedness under the Loan Agreement and the first lien revolving credit facility) at any fiscal quarter-end, commencing with the quarter ended September 30, 2008, to be less than 1.0 to 1.0; provided, however, that current assets and current liabilities will exclude mark-to-market values of swap contracts, to the extent such values are included in current assets and current liabilities;

•	permitting the interest coverage ratio (ratio of adjusted consolidated EBITDA to consolidated interest charges) at any fiscal quarter-end, commencing with the quarter-ended September 30, 2008, to be less than 2.5 to 1.0 measured on a rolling four quarter basis; provided that for the period ending September 30, 2008, the calculation will be done on a pro forma basis;

•	permitting the leverage ratio (ratio of consolidated funded debt to adjusted consolidated EBITDA) at any fiscal quarter-end, commencing with the quarter-ended September 30, 2008, to be greater than 3.5 to 1.0 measured on a rolling four quarter basis; provided that for the period ending September 30, 2008, the calculation will be done on a pro forma basis; and

•	permitting the total reserve leverage ratio (ratio of total proved reserves to consolidated funded debt) at any fiscal quarter-end, commencing with the quarter-ended September 30, 2008, to be less than 1.5 to 1.0.
     Adjusted Consolidated EBITDA is defined in the Loan Agreement to mean the sum of consolidated EBITDA and the distribution equivalent amount (defined as, for each fiscal quarter of the Partnership, the amount of cash paid to the members of the Partnership’s general partner’s management group and non-management directors with respect to restricted common units, bonus units and/or phantom units of the Partnership that are required under GAAP to be treated as compensation expense prior to vesting (and which, upon vesting, are treated as limited partner distributions under GAAP)).
     Consolidated EBITDA is defined in the Loan Agreement to mean for the Partnership and its subsidiaries on a consolidated basis, an amount equal to the sum of (i) consolidated net income, (ii) consolidated interest charges, (iii) the amount of taxes, based on or measured by income, used or included in the determination of consolidated net income, (iv) the amount of depreciation, depletion and amortization expense deducted in determining consolidated net income, and (v) other non-cash charges and expenses, including, without limitation, non-cash charges and expenses relating to swap contracts or resulting from accounting convention changes, of the Partnership and its subsidiaries on a consolidated basis, all determined in accordance with GAAP.
     Consolidated interest charges is defined to mean for the Partnership and its subsidiaries on a consolidated basis, the excess of (a) the sum of (i) all interest, premium payments, fees, charges and related expenses of the Partnership and its subsidiaries in connection with indebtedness (net of interest rate swap contract settlements) (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of the Partnership and its subsidiaries with respect to any period under capital leases that is treated as interest in accordance with GAAP over (b) all interest income for any period.
     Consolidated funded debt means, for the Partnership and its subsidiaries on a consolidated basis, the sum of (i) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including obligations under the Loan Agreement, but excluding all reimbursement obligations relating to outstanding but undrawn letters of credit), (ii) attributable indebtedness pertaining to capital leases, (iii) attributable indebtedness pertaining to synthetic lease obligations, and (iv) without duplication, all guaranty obligations with respect to indebtedness of the type specified in subsections (i) through (iii) above.
     Events of default under the Loan Agreement are customary for transactions of this type and include, without limitation, non-payment of principal when due, non-payment of interest, fees and other amounts for a period of three business days after the due date, failure to perform or observe covenants and agreements (subject to a 30-day cure period in certain cases), representations and warranties not being correct in any material respect when made, cross-defaults to other material indebtedness, certain acts of bankruptcy or insolvency, and change of control. Under the Loan Agreement, a change of control means (i) QRC fails to own or have voting control over at least 51% of the equity interest of the Partnership’s general partner, (ii) any person acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 51% or more of the equity interest in the Partnership, (iii) the Partnership fails to own 100% of the equity interest of Quest Cherokee, or (iv) QRC undergoes a change of control (the acquisition by any person, or two or more persons acting in concert, of beneficial ownership of 50% or more of QRC’s outstanding shares of voting stock; provided, however, that a merger of QRC into another entity in which the other entity is the survivor will not be deemed a change of control if QRC’s stockholders of record as constituted immediately prior to such acquisition hold more than 50% of the outstanding shares of voting stock of the surviving entity .
     The summary of the Loan Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions in the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.
     See the information set forth under “Item 1.01—Entry into a Material Definitive Agreement—Agreement Among Quest Entities” above, which is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On July 11, 2008, the lenders under Quest Cherokee’s revolving credit facility agreed to an expansion of the borrowing base from $160 million to $190 million. As of July 11, 2008, $172 million was borrowed under Quest Cherokee’s revolving credit facility.
     See the information set forth under “Item 1.01—Entry into a Material Definitive Agreement—Term Loan Agreement” above, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     The following material is furnished pursuant to Item 9.01 as an exhibit to this Form 8-K.
(a)	Financial statements of business acquired.

The financial statements for the acquisition of the Quest Eastern assets required by Item 9.01 will be filed by an amendment to this Current Report on Form 8-K on or before September 26, 2008.

(b)	Pro forma financial information.

The pro forma financial information for the acquisition of the Quest Eastern assets required by Item 9.01 will be filed by an amendment to this Current Report on Form 8-K on or before September 26, 2008.

(d)	Exhibits
2.1	Agreement for Purchase and Sale, dated July 11, 2008, by and among Quest Resource Corporation, Quest Eastern Resource LLC and Quest Cherokee LLC.

10.1	Second Lien Senior Term Loan Agreement, dated as of July 11, 2008, by and among Quest Cherokee, LLC, Quest Energy Partners, L.P., Royal Bank of Canada, KeyBank National Association, Société Générale, the lenders party thereto and RBC Capital Markets.

10.2	Guaranty for Second Lien Term Loan Agreement by Quest Cherokee Oilfield Service, LLC in favor of Royal Bank of Canada, dated as of July 11, 2008.

10.3	Guaranty for Second Lien Term Loan Agreement by Quest Energy Partners, L.P. in favor of Royal Bank of Canada, dated as of July 11, 2008.

10.4	Second Lien Senior Pledge and Security Agreement for Second Lien Term Loan Agreement by Quest Cherokee Oilfield Service, LLC for the benefit of Royal Bank of Canada, dated as of July 11, 2008.

10.5	Second Lien Senior Pledge and Security Agreement for Second Lien Term Loan Agreement by Quest Energy Partners, L.P. for the benefit of Royal Bank of Canada, dated as of July 11, 2008.

10.6	Second Lien Senior Pledge and Security Agreement for Second Lien Term Loan Agreement by Quest Cherokee, LLC for the benefit of Royal Bank of Canada, dated as of July 11, 2008.

10.7	Intercreditor Agreement, dated as of July 11, 2008, by and between Royal Bank of Canada and Quest Cherokee, LLC.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST ENERGY PARTNERS, L.P.
By:	Quest Energy GP, LLC, its General Partner

/s/ Jerry D. Cash
By:	Jerry D. Cash
Chief Executive Officer

Date: July 16, 2008